Exhibit 11
                      Telephone and Data Systems, Inc.
                  Computation of Earnings Per Common Share
                  (in thousands, except per share amounts)

Three Months Ended March 31,                           1996           1995
- ------------------------------------------------------------------------------

Primary Earnings
  Net Income                                       $   33,689     $   23,193
  Dividends on Preferred Shares                          (422)          (492)
  Minority income adjustment assuming issuance
   of a subsidiary's issuable securities                   --            (95)
                                                     --------       --------
  Net Income Available to Common                   $   33,267     $   22,606
                                                     ========       ========

Primary Shares
  Weighted average number of Common and Series A
     Common Shares Outstanding                         59,035         56,349
     Additional shares assuming issuance of:
     Options and Stock Appreciation Rights                173            170
     Convertible Preferred Shares                         164            734
     Common Shares Issuable                                21             39
                                                     --------       --------
  Primary Shares                                       59,393         57,292
                                                     ========       ========
Primary Earnings per Common Share
  Net Income                                       $      .56     $      .39
                                                     ========       ========
Fully Diluted Earnings*
  Net Income                                       $   33,689     $   23,193
  Dividends on Preferred Shares                          (280)          (343)
  Minority income adjustment assuming issuance of a
     subsidiary's issuable securities                      --            (95)
                                                     --------       --------
  Net Income Available to Common                   $   33,409     $   22,755
                                                     ========       ========
Fully Diluted Shares
  Weighted average number of Common and Series A
     Common Shares Outstanding                         59,035         56,349
  Additional shares assuming issuance of:
     Options and Stock Appreciation Rights                182            171
     Convertible Preferred Shares                         642          1,231
     Common Shares Issuable                                21             39
                                                     --------       --------
  Fully Diluted Shares                                 59,880         57,790
                                                     ========       ========
Fully Diluted Earnings per Common Share
  Net Income                                       $      .56     $      .39
                                                     ========       ========

* This calculation is submitted in accordance with Securities Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.